Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports Third Quarter 2013 Financial and Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EDT, Today, October 29, 2013 -

CHAPEL HILL, N.C. – Oct. 29, 2013 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the third quarter and nine months ended September 30, 2013. The company will host a conference call and webcast at 4:30 p.m. EDT, today.

“In the third quarter, we successfully positioned our company to execute on its ongoing and future projects,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “Enrollment in what we now call the SOLITAIRE Oral Phase 3 trial of solithromycin in community-acquired bacterial pneumonia, or CABP, continues. Our enrollment trends continue to point to a mid-2014 announcement of top-line results, but because CABP is a seasonal disease, we will have more clarity early next year. We are putting into place the final components of the SOLITAIRE IV Phase 3 trial, our solithromycin IV-to-oral pivotal trial in CABP, which is expected to begin by the end of 2013. In mid-September, we revised the TAKSTA prosthetic joint infection, or PJI, Phase 2 clinical trial protocol, which was originally quite exclusive, to expedite enrollment in that trial. This appears to be encouraging more patients to be screened and we are expecting to discuss with the FDA the criteria that they will eventually accept for regulatory approval. Regardless, we expect to announce interim results or the status of all patients who have enrolled by the end of the year. These projects, along with our Toyama relationship and the Biomedical Advanced Research and Development Authority (BARDA)-related work, will be our primary focus for the rest of 2013 and into 2014.”

Financial Results

Quarter ended September 30, 2013 compared to quarter ended September 30, 2012

Net loss in the quarter ended Sept. 30, 2013, was $13.6 million, or $0.41 per share, compared to a net loss of $5.0 million, or $0.24 per share, for the same period in 2012.

Revenue was $1.2 million from our contract with BARDA for the development of solithromycin to treat infections in pediatric populations and for the treatment of infections by bio-terror threat pathogens. Research and development expense in the quarter ended Sept. 30, 2013, was

$11.9 million, an increase of 272% compared to the same quarter in 2012. The higher R&D expense was primarily due to costs from our ongoing SOLITAIRE Oral phase 3 trial, the production of clinical trial drug product, acquisition of comparator products used in the clinical trials and due to our activities under the BARDA contract. General and administrative expense was $2.2 million, a 47% increase compared to the quarter ended Sept. 30, 2012, driven primarily by increased professional service fees and employee expenses, primarily related to stock compensation expense.

Nine months ended Sept. 30, 2013 compared to nine months ended Sept. 30, 2012

For the nine months ended Sept. 30, 2013, Cempra reported a net loss of $28.2 million, or $1.00 per share, compared to a net loss of $18.0 million, or $0.97 per share, for the comparable period in the nine months ended Sept. 30, 2012.

Revenue was $5.7 million, compared to no revenue for the same period in 2012. Revenue was comprised of $4.3 million from a $10 million upfront payment from Toyama Chemical Co., Ltd, received during the second quarter, for an exclusive license and development agreement for solithromycin in Japan and $1.4 million from BARDA. The remaining $5.7 million of the upfront payment from the agreement with Toyama was recorded as deferred revenue on the balance sheet. The majority of the deferred revenue will be recognized as solithromycin is launched.

Research and development expense was $25.6 million, an increase of 105% compared to the nine months ended Sept. 30, 2012. The increase was due to our ongoing SOLITAIRE Oral phase 3 trial, the production of clinical trial drug product and acquisition of comparator products used in the clinical trials. Expenses for research and development personnel increased primarily as a result of an increase in the number of employees and stock compensation expenses. General & Administrative expense was $6.9 million, a 64% increase compared to the nine months ended Sept. 30, 2012.

At Sept. 30, 2013, Cempra had cash and equivalents of $110.4 million. The increase compared to December 31, 2012 was primarily due to proceeds from the public offering of common stock, the upfront payment from the Toyama agreement, payments for work under the BARDA contract and a $5 million draw on a venture debt arrangement less operating costs incurred in the first nine months of the year.

Third Quarter 2013 Highlights

•	Successful completion of the solithromycin clinical trial in patients with hepatic insufficiency; solithromycin demonstrated safety and tolerability in patients with mild to severe chronic liver disease and the pharmacokinetic analyses also showed that no dosage adjustments to compensate for decreased liver function were necessary in this patient population

•	Designation of oral solithromycin as a Qualified Infectious Disease Product (QIDP) from the U.S. Food and Drug Administration for the indication of community-acquired bacterial pnuemonia; the designation is expected to enable Cempra to benefit from certain incentives for the development of new antibiotics, including priority review, and a five year extension of new chemical entity (NCE) exclusivity; early in the fourth quarter of 2013, the intravenous formulation of solithromycin received a QIDP designation by the FDA for CABP

•	Presentation of several abstracts, including three late-breaker abstracts at the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC); presentations showed the marked activity of solithromycin against a broad range of pathogens including four proposed or designated by the Food and Drug Administration (FDA) as qualified infectious disease pathogens (QIDP) under the Generating Antibiotic Incentives Now (GAIN) Act

•	Early in the fourth quarter of 2013, held an end-of-Phase 2 meeting to discuss chemistry, manufacturing and controls (CMC) for solithromycin with the FDA; the outcome of that meeting suggests a clear path to an NDA submission

Clinical program update

The company is focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, and Taksta™, the oral antibiotic being developed for staphylococcal infections. The company expects the following events to occur in the fourth quarter of 2013:

Solithromycin

4Q13: Initiation of the SOLITAIRE IV, our IV-to-oral Phase 3 clinical trial in CABP

Taksta

4Q13: Interim top-line results of the Phase 2 trial in PJI patients

Financial Guidance

Cempra expects its research and development expense to increase due to the initiation of clinical trials during the fourth quarter of 2012 and the expected initiation of the solithromycin IV-to-oral Phase 3 trial in the fourth quarter of 2013. The company’s cash and equivalents are expected to be sufficient to fund current operations through 2015. This projection does not include any funds from additional sources such as additional partnerships.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Third Quarter 2013 Financial Results Call, conference ID#: 81676336.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate, which is currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets
Cash and equivalents	$110,403	$70,109
Receivables	975	—
Prepaid expenses	325	265

Total current assets	111,703	70,374

Furniture, fixtures and equipment, net	73	43
Deposits	322	321

Total assets	$112,098	$70,738

LIABILITIES
Current liabilities
Accounts payable	$3,889	$2,172
Accrued expenses	423	342
Accrued payroll and benefits	715	604
Deferred revenue	23	—
Warrant liability	821	—
Current portion of long-term debt	1,085	2,227

Total current liabilities	6,956	5,345

Deferred revenue	5,642	—
Long-term debt	13,435	7,623

Total liabilities	$26,033	$12,968

Commitments and contingencies	—	—

Shareholders’ Equity
Common stock; $.001 par value; 80,000,000 shares authorized; 24,903,774 and 33,186,656 issued and outstanding at December 31, 2012 and September 30, 2013	33	25

Addition paid-in capital	235,463	178,971

Deficit accumulated during the development stage	(149,431)	(121,226)

Total shareholders’ equity	86,065	57,770

Total liabilities and shareholders’ equity	$112,098	$70,738

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended Sept. 30
	2013	2012

Revenues
Contract research	1,172	—
License	—	—
Total revenue	$1,172	$—

Operating expenses
Research and development	11,919	3,156
General and administrative	2,167	1,495

Total operating expenses	14,086	4,651

Loss from operations	(12,914)	(4,651)

Other income (expense), net	(733)	(330)

Net loss and comprehensive loss	(13,647)	(4,981)

Accretion of redeemable convertible preferred shares	—	—

Net loss attributable to common shareholders	$(13,647)	$(4,981)

Basic and diluted net loss attributable to common shareholders per share	$(0.41)	$(0.24)

Basic and diluted weighted average shares outstanding	33,184	21,038

	Nine Months Ended Sept. 30
	2013	2012
Revenues
Contract research	1,405	—
License	4,335	—
Total revenue	$5,740	$—

Operating expenses

Research and development	25,617	12,456
General and administrative	6,896	4,244

Total operating expenses	32,513	16,700

Loss from operations	(26,773)	(16,700)

Other income (expense), net	(1,432)	(958)

Net loss and comprehensive loss	(28,205)	(17,658)

Accretion of redeemable convertible preferred shares	—	(314)

Net loss attributable to common shareholders	$(28,205)	$(17,972)

Basic and diluted net loss attributable to common shareholders per share	$(1.00)	$(0.97)

Basic and diluted weighted average shares outstanding	28,187	18,451

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com